EXHIBIT 99.1

LHC Group Announces Home Health Joint Venture With CHRISTUS Continuing Care

LAFAYETTE, La., March 1, 2011 (GLOBE NEWSWIRE) -- LHC Group, Inc. (Nasdaq:LHCG), a national provider of home health and hospice, announced today that it has entered into a home health joint venture with CHRISTUS Continuing Care, which is part of CHRISTUS Health, to provide home health services in Texarkana, Texas, and the surrounding communities.

The primary service area of this joint venture spans nine counties in Texas with an estimated population of approximately 302,000, of which almost 15% are over the age of 65. The joint venture is a merger between the LHC Group Texarkana, Texas, home health agency and the CHRISTUS HomeCare – St. Michael / CHRISTUS Continuing Care agency.

CHRISTUS Continuing Care operates or manages home care, hospice agencies and long term acute care hospitals throughout Texas, Louisiana, Utah, Arkansas, Missouri, Iowa and Georgia.  Its passionate associates ensure that CHRISTUS Health's hospitals and clinics are able to provide a full continuum of care to all those who need it, bridging the gap between hospital services and care at home.  They work tirelessly to bring the compassionate, high quality care associated with the CHRISTUS Health brand outside the walls of a traditional hospital.  The 2,700 associates and medical staff who comprise CHRISTUS Continuing Care make CHRISTUS Health one of the largest providers of faith-based, not-for-profit care in the U.S.

Chris Karam, Chief Executive Officer of CHRISTUS Continuing Care, said, "In searching for a home health partner, we were looking for an organization that shares our vision of placing patient care and employee satisfaction at the forefront of every decision. With their achievement of having all of their agencies Joint Commission accredited, as well as their outstanding employee satisfaction results, we know that LHC Group shares our common vision. We believe this new partnership will expand the quality and scope of services to the patients and communities we serve and are excited to partner with an organization such as LHC Group that has a successful track record in working with hospital partners."

Keith G. Myers, Chief Executive Officer of LHC Group, said, "CHRISTUS is a nationally recognized health system that is committed to quality and to improving the lives of the patients and communities they serve. We are proud to partner with CHRISTUS Continuing Care and look forward to working with them to deliver the highest quality home health services to the residents of East Texas."

About LHC Group, Inc.

LHC Group, Inc. is a national provider of home health and hospice services, providing quality, cost-effective healthcare to patients within the comfort and privacy of their home or place of residence.  LHC Group provides a comprehensive array of post-acute healthcare services through home health and hospice locations in its home-based division and long-term acute care hospitals in its facility-based division.

About CHRISTUS Health

CHRISTUS Health is an international Catholic, faith-based, not-for-profit health system comprised of almost 350 services and facilities, including more than 50 hospitals and long-term care facilities, 175 clinics and outpatient centers, and dozens of other health ministries and ventures.

Jointly sponsored by the two religious congregations of the Sisters of Charity of the Incarnate Word in Houston and San Antonio, the mission of CHRISTUS Health is to extend the healing ministry of Jesus Christ.

To support its health care ministry, CHRISTUS Health employs approximately 30,000 associates and has almost 9,000 physicians on medical staffs throughout our system.  Its dimension, strength, and depth of service place CHRISTUS among the top five Catholic health systems in the United States.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Company's future financial performance and the strength of the Company's operations. Such forward-looking statements may be identified by words such as "continue," "expect," and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes in reimbursement, changes in government regulations, changes in LHC Group's relationships with referral sources, increased competition for LHC Group's services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, and other risks set forth in Item 1A. Risk Factors in LHC Group's Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission. LHC Group undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Eric Elliott
         Vice President of Investor Relations
         (337) 233-1307
         eric.elliott@lhcgroup.com